FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway – Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY COMPLETES FACTORING AGREEMENT
WITH NATIONAL AMUSEMENTS, INC.
Agreement supports rollout of robust fall games lineup
CHICAGO — September 18, 2008 — Midway Games Inc. (NYSE: MWY) today announced that it has entered into a factoring agreement with National Amusements, Inc., to offset the cost of manufacturing its robust fall 2008 games lineup, which includes TNA iMPACT!, Blitz: The League II and Mortal Kombat vs. DC Universe.
“We believe we have a very strong lineup for the fall, and this agreement underscores both our confidence in our franchises as well as the benefit of our relationship with National Amusements,” said Matt Booty, interim CEO and president. “Our focus at Midway continues to be execution on key fronts – sales, marketing, and product development – that we believe will drive our business success.”
Shari Redstone, Chair of the Board, commented, “Midway’s lineup for this holiday season represents an important launchpad for the company to regain market leadership. With the additional resources provided through this agreement, I believe Midway will be well positioned to capitalize on the release of these highly anticipated products and lay the foundation for the growth of these franchises.”
Under the terms of the agreement, National Amusements will purchase accounts receivable up to a maximum of $40 million, providing Midway with additional cash flow flexibility for manufacturing. Additional information relating to the agreement can be found on Form 8-K filed with the Securities and Exchange Commission and available at Midway’s website at investor.midway.com.
About Midway
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
# # #